UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	84-1288730
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

12300 LIBERTY BOULEVARD
ENGLEWOOD, COLORADO	80112
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Liberty Entertainment common stock, par value $0.01 per share	Nasdaq Global Select Market
Series B Liberty Entertainment common stock, par value $0.01 per share	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-145936
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Series A Liberty Entertainment common stock, par value $.01 per share (the “Series A Liberty Entertainment common stock”), and the Series B Liberty Entertainment common stock, par value $.01 per share (the “Series B Liberty Entertainment common stock,” and together with the Series A Liberty Entertainment common stock, the “Liberty Entertainment common stock”) of Liberty Media Corporation (the “Registrant”).

Reference is made to the Registration Statement on Form S-4 of the Registrant which was filed with the Securities and Exchange Commission on September 7, 2007 and declared effective by the Securities and Exchange Commission on September 11, 2007 (Reg. No. 333-145936) (the “S-4 Registration Statement”).  The S-4 Registration Statement relates to, among other things, the creation of the Liberty Entertainment Common Stock.  The Registrant has applied to list the Series A Liberty Entertainment common stock and the Series B Liberty Entertainment common stock on the Nasdaq Global Select Market under the symbols “LMDIA” and “LMDIB,” respectively.

The following is a description of the terms of the Liberty Entertainment common stock as set forth in the Registrant’s amended charter, which will be filed with the Secretary of State of the State of Delaware in connection with the issuance of the Liberty Entertainment common stock.  The discussion of the terms of the Liberty Entertainment common stock and the Registrant’s amended charter is qualified by reference to the full text of the amended charter, which is Exhibit 1 to this Registration Statement on Form 8-A.

Basic Investment

The Liberty Entertainment common stock is intended to reflect the separate economic performance of the assets included in the Entertainment Group. The Entertainment Group is defined in the Registrant’s amended charter to include: (i) the Registrant’s interests in DirecTV Group, Inc., Starz Entertainment LLC and GSN, LLC, (ii) all other assets, liabilities and businesses of the Registrant to the extent attributed to the Entertainment Group as of the effective date of the Registrant’s amended charter (such as the Registrant’s subsidiaries FUN Technologies, Inc., Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Northwest, LLC and Fox Sports Net Pittsburgh, LLC and the Registrant’s equity interests in WildBlue Communications, Inc.), (iii) such other businesses, assets and liabilities that the Registrant’s board of directors may determine to attribute to the Entertainment Group or that may be acquired for or transferred to the Entertainment Group in the future, (iv) the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing, and (v) any inter-group interest that the Entertainment Group may obtain in the Interactive Group and/or the Capital Group.

Authorized Capital Stock

The Registrant is authorized to issue up to 8.15 billion shares of Liberty Entertainment common stock, of which 4 billion are designated Series A Liberty Entertainment common stock, 150 million are designated Series B Liberty Entertainment common stock, and 4 billion are designated Series C Liberty Entertainment common stock.

Dividends and Securities Distributions

The Registrant is permitted to pay dividends on Liberty Entertainment common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the “Entertainment Group Available Dividend Amount” (defined generally as the excess of the total assets less the total liabilities of the Entertainment Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Entertainment common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Entertainment Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of Liberty Entertainment common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Entertainment common stock.

The Registrant is permitted to make share distributions of Series A Liberty Entertainment common stock or Series C Liberty Entertainment common stock, respectively, to holders of all series of Liberty Entertainment common stock, on an equal per share basis; share distributions of Series A Liberty Entertainment common stock to holders of Series A Liberty Entertainment common stock and, on an equal per share basis, shares of Series B Liberty Entertainment common stock to holders of Series B Liberty Entertainment common stock and, on an equal per share basis, shares of Series C Liberty Entertainment common stock to holders of Series C Liberty Entertainment common stock; share distributions of Series A Liberty Interactive common stock or Series C Liberty Interactive common stock, respectively, to holders of all series of Liberty Entertainment common stock, on an equal per share basis, subject to certain limitations; share distributions of Series A Liberty Interactive common stock to holders of Series A Liberty Entertainment common stock and, on an equal per share basis, shares of Series B Liberty Interactive common stock to holders of Series B Liberty Entertainment common stock and, on an equal per share basis, shares of Series C Liberty Interactive common stock to holders of Series C Liberty Entertainment common stock, subject to certain limitations; share distributions of Series A Liberty Capital common stock or Series C Liberty Capital common stock, respectively, to holders of all series of Liberty Entertainment common stock, on an equal per share basis, subject to certain limitations; share distributions of Series A Liberty Capital common stock to holders of Series A Liberty Entertainment common stock and, on an equal per share basis, shares of Series B Liberty Capital common stock to holders of Series B Liberty Entertainment common stock and, on an equal per share basis, shares of Series C Liberty Capital common stock to holders of Series C Liberty Entertainment common stock, subject to certain limitations; and share distributions of any other class or series of its securities or the securities of any other person to holders of all series of Liberty Entertainment common stock, on an equal per share basis, subject to certain limitations.

Conversion at Option of Holder

Each share of Series B Liberty Entertainment common stock is convertible, at the option of the holder, into one share of Series A Liberty Entertainment common stock. Shares of Series A Liberty Entertainment common stock and shares of Series C Liberty Entertainment common stock are not convertible at the option of the holder.

Conversion at Option of Issuer

The Registrant will be able to convert each share of (i) Series A Liberty Entertainment common stock into a number of shares of the Registrant’s Series A Liberty Interactive common stock, par value $0.01 per share (the “Series A Liberty Interactive common stock”), (ii) Series B Liberty Entertainment common stock into a number of shares of the Registrant’s Series B Liberty Interactive common stock, par value $0.01 per share (the “Series B Liberty Interactive common stock”), and (iii) Series C Liberty Entertainment common stock into a number of shares of the Registrant’s Series C Liberty Interactive common stock, par value $0.01 per share (the “Series C Liberty Interactive common stock” and together with the Series A Liberty Interactive common stock and the Series B Liberty Interactive common stock, the “Liberty Interactive common stock”), at a ratio based on the relative trading prices of the Series A Liberty Entertainment common stock (or another series of Liberty Entertainment common stock subject to certain limitations) and the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock subject to certain limitations) over a specified 60-trading day period. The Registrant will further be able to convert each share of (i) Series A Liberty Entertainment common stock into a number of shares of the Registrant’s Series A Liberty Capital common stock, par value $0.01 per share (the “Series A Liberty Capital common stock”), (ii) Series B Liberty Entertainment common stock into a number of shares of the Registrant’s Series B Liberty Capital common stock, par value $0.01 per share (the “Series B Liberty Capital common stock”), and (iii) Series C Liberty Entertainment common stock into a number of shares of the Registrant’s Series C Liberty Capital common stock, par value $0.01 per share (the “Series C Liberty Capital common stock” and together with the Series A Liberty Capital common stock and the Series B Liberty Capital common stock, the “Liberty Capital common stock”), at a ratio based on the relative trading prices of the Series A Liberty Entertainment common stock (or another series of Liberty Entertainment common stock subject to certain limitations) and the Series A Liberty Capital common stock (or another series of Liberty Capital common stock subject to certain limitations) over a specified 60-trading day period.

The Registrant may also convert each share of Liberty Capital common stock and Liberty Interactive common stock into a number of shares of the corresponding series of Liberty Entertainment common stock at a ratio based on the relative trading prices of the Series A Liberty Capital common stock (or another series of Liberty Capital common stock subject to certain limitations) or the Series A Liberty Interactive common stock (or another series of Liberty Interactive common stock subject to certain limitations), as applicable, to the Series A Liberty Entertainment common stock (or another series of Liberty Entertainment common stock subject to certain limitations) over a specified 60-trading day period.

Redemption for Securities of a Subsidiary

The Registrant may redeem outstanding shares of Liberty Entertainment common stock for securities of a subsidiary that holds assets and liabilities attributed to the Entertainment Group (and may or may not hold assets and liabilities attributed to any other group), provided that its board of directors seeks and receives the approval to such redemption of holders of Liberty Entertainment common stock, voting together as a separate class. It is not a condition to effecting any such redemption that the Registrant’s board of directors determines that the redemption qualifies for nonrecognition of gain or loss (in whole or in part) under Section 355 of the Internal Revenue Code to holders of Liberty Entertainment common stock.

If the Registrant were to effect a redemption as described above with securities of a subsidiary that also holds assets and liabilities of the Capital Group and/or the Interactive Group, shares of Liberty Capital common stock and/or Liberty Interactive common stock, as applicable, would also be redeemed in exchange for securities of that subsidiary, and the entire redemption would be subject to the class vote described above as well as the separate class vote of the holders of Liberty Capital common stock and/or Liberty Interactive common stock, as applicable.

Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets

If the Registrant disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Entertainment Group, it is required to choose one of the following five alternatives, unless (i) its board obtains approval of the holders of Liberty Entertainment common stock to not take such action or (ii) the disposition qualifies under a specified exemption (in which case it will not be required to take any of the following actions):

•                  pay a dividend to holders of Liberty Entertainment common stock out of the available net proceeds of such disposition; or

•                  if there are legally sufficient assets and the Entertainment Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Entertainment Group, redeem all outstanding shares of Liberty Entertainment common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Entertainment Group, redeem outstanding shares of Liberty Entertainment common stock in exchange for cash and/or securities or other property with a fair value equal to the available net proceeds of such disposition;

•                  convert each outstanding share of each series of Liberty Entertainment common stock into a number of shares of the corresponding series of Liberty Interactive common stock at a specified premium; or

•                  convert each outstanding share of each series of Liberty Entertainment common stock into a number of shares of the corresponding series of Liberty Capital common stock at a specified premium; or

•                  combine a conversion of a portion of the outstanding shares of Liberty Entertainment common stock into a number of shares of the corresponding series of Liberty Interactive common stock or Liberty Capital common stock with the payment of a dividend on or redemption of shares of Liberty Entertainment common stock, subject to certain limitations.

Voting Rights

Holders of Series A Liberty Entertainment common stock will be entitled to one vote for each share of such stock held and holders of Series B Liberty Entertainment common stock will be entitled to ten votes for each share of such stock held on all matters submitted to a vote of the Registrant’s stockholders. Holders of Series C Liberty Entertainment common stock will not be entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the Registrant’s amended charter), except as otherwise required by Delaware law. When so required, holders of Series C Liberty Entertainment common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Liberty Entertainment common stock will vote as one class with holders of Liberty Capital common stock and Liberty Interactive common stock on all matters that are submitted to a vote of the Registrant’s stockholders unless a separate class vote is required by the Registrant’s amended charter or Delaware law. In connection with certain dispositions of Entertainment Group assets as described above, the board of directors may determine to seek approval of the holders of Liberty Entertainment common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the Registrant’s amended charter.

The Registrant may not redeem outstanding shares of Liberty Entertainment common stock for securities of a subsidiary that holds assets and liabilities attributed to the Entertainment Group unless its board of directors seeks and receives the approval to such redemption of holders of Liberty Entertainment common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Capital Group and/or the Interactive Group, the approval to such redemption of holders of Liberty Capital common stock and/or Liberty Interactive common stock, as applicable, with each such affected group voting together as a separate class.

Inter-Group Interest

From time to time, the Registrant’s board of directors may determine to create an inter-group interest in the Capital Group and/or the Interactive Group in favor of the Entertainment Group, or vice versa, subject to the terms of the Registrant’s amended charter.

If the Capital Group and/or the Interactive Group has an inter-group interest in the Entertainment Group at such time as any extraordinary action is taken with respect to the Liberty Entertainment common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for securities of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Entertainment Group’s assets), the board of directors will consider what actions are required, or permitted, to be taken under the Registrant’s  amended charter with respect to such other group(s)’ inter-group interest in the Entertainment Group. For example, in some instances, the board of directors may determine that a portion of the aggregate consideration that is available for distribution to holders of Liberty Entertainment common stock must be allocated to the Capital Group and/or the Interactive Group to compensate such other group(s) on a pro rata basis for such other group(s)’ proportionate interest in the Entertainment Group.

Similarly, if the Entertainment Group has an inter-group interest in the Capital Group and/or the Interactive Group at such time as any extraordinary action is taken with respect to the Liberty Capital common stock and/or the Liberty Interactive common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for securities of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the applicable group(s)’ assets), the board of directors will consider what actions are required, or permitted, to be taken under the Registrant’s amended charter with respect to the Entertainment Group’s inter-group interest in the affected group(s).

All such board determinations will be made in accordance with the Registrant’s amended charter and applicable Delaware law.

None of the Interactive Group, the Capital Group or the Entertainment Group will initially have an inter-group interest in the other.

Liquidation

Upon the Registrant’s liquidation, dissolution or winding up, holders of shares of Liberty Entertainment common stock will be entitled to receive in respect of such stock their proportionate interests in the Registrant’s assets, if any, remaining for distribution to holders of Liberty Entertainment common stock, Liberty Capital common stock and Liberty Interactive common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share.

Each share of Liberty Entertainment common stock (irrespective of series) will have a number of liquidation units (or a fraction of a liquidation unit) equal to the amount obtained by dividing (x) the average of the daily volume weighted average prices of a share of Series A Liberty Entertainment common stock over the first 20 trading days following the effective date of the Registrant’s amended charter by (y) an amount equal to the sum of (1) four times the average of the daily weighted average prices of the Series A Liberty Entertainment common stock and (2) the average of the daily volume weighted average prices of the Series A Liberty Capital common stock, in each case, over the same 20-trading day period. The per share liquidation unit (or fraction of a liquidation unit) of Liberty Entertainment common stock will thereafter be subject to antidilution adjustments.

Description of Other Provisions of The Registrant’s Amended Charter

Preferred Stock

The Registrant’s amended charter authorizes the board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

•                  the designation of the series;

•                  the number of authorized shares of the series, which number the Registrant’s board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

•                  the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•                  the rights of the series in the event of the Registrant’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•                  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the Registrant’s board of directors;

•                  the voting rights, if any, of the holders of the series;

•                  the terms and conditions, if any, for the Registrant to purchase or redeem the shares; and

•                  any other relative rights, preferences and limitations of the series.

The Registrant believes that the ability of its board of directors to authorize the issuance of one or more series of preferred stock will provide flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock will be available for issuance without further action by the Registrant’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Registrant’s securities may be listed or traded.

Although the Registrant has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Registrant’s board will make any determination to issue such shares based upon its judgment as to the best interests of its stockholders. The Registrant’s board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of its board of directors, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

The Registrant’s amended charter provides that, subject to any rights of the holders of any series of its preferred stock to elect additional directors, the number of its directors will not be less than three and the exact number will be fixed from time to time by a resolution of its  board. The members of the Registrant’s board, other than those who may be elected by holders of its preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of the Registrant’s Class I directors expires at the annual meeting of its stockholders in 2008. The term of office of the Registrant’s Class II directors expires at the annual meeting of its stockholders in 2009. The term of office of the Registrant’s Class III directors expires at the annual meeting of its stockholders in 2010. At each annual meeting of the Registrant’s stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of the Registrant’s stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

The Registrant’s amended charter provides that, subject to the rights of the holders of any series of its preferred stock, its directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of its outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

The Registrant’s amended charter provides that, subject to the rights of the holders of any series of its preferred stock, vacancies on its board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on its board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Registrant’s board will shorten the term of any incumbent director, except as may be provided with respect to a series of the Registrant’s preferred stock with respect to any additional director elected by the holders of that series of its preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Registrant’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Registrant’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Registrant.

Limitation on Liability and Indemnification

To the fullest extent permitted by Delaware law, the Registrant’s directors are not liable to the Registrant or any of its stockholders for monetary damages for breaches of fiduciary duties while serving as a director. In addition, the Registrant indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of the Registrant or, at the Registrant’s request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. The Registrant will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Shareowner Action by Written Consent; Special Meetings

The Registrant’s amended charter provides that, except as otherwise provided in the terms of any series of preferred stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of the Registrant’s preferred stock, special meetings of the Registrant’s stockholders for any purpose or purposes may be called only by the Registrant’s Secretary or at the request of at least 75% of the members of its board of directors then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Amendments

The Registrant’s amended charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its amended charter or to add or insert any provision in its amended charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of the Registrant’s stockholders or (2) which has been approved by at least 75% of the members of the Registrant’s board then in office. The Registrant’s amended charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of its board then in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “—Amendments” above, the Registrant’s amended charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required for:

•                  its merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of its stockholders, or (2) that at least 75% of the members of its board of directors then in office have approved;

•                  the sale, lease or exchange of all, or substantially all, of its assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of its board of directors then in office have approved; or

•                  its dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of its board of directors then in office have approved such dissolution.

Section 203 of the DGCL

Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Registrant’s amended charter does not contain such an election.

Item 2.  Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A:

1.                                       Form of Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the S-4 Registration Statement)

2.                                       Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-132452) as filed on March 15, 2006)

3.                                       Specimen certificate for shares of the Registrant’s Series A Liberty Entertainment common stock, par value $.01 per share (incorporated by reference to Exhibit 4.3 to the S-4 Registration Statement)

4.                                       Specimen certificate for shares of the Registrant’s Series B Liberty Entertainment common stock, par value $.01 per share (incorporated by reference to Exhibit 4.4 to the S-4 Registration Statement)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Liberty Media Corporation
Date: February 29, 2008	By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form 8-A:

1.                                       Form of Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the S-4 Registration Statement)

2.                                       Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-132452) as filed on March 15, 2006)

3.                                       Specimen certificate for shares of the Registrant’s Series A Liberty Entertainment common stock, par value $.01 per share (incorporated by reference to Exhibit 4.3 to the S-4 Registration Statement)

4.                                       Specimen certificate for shares of the Registrant’s Series B Liberty Entertainment common stock, par value $.01 per share (incorporated by reference to Exhibit 4.4 to the S-4 Registration Statement)